Exhibit 10.1
INDEPENDENT CONTRACTOR AGREEMENT
This Independent Contractor Agreement (“Agreement”) is made as of December 14, 2020 (the “Effective Date”), by and between MetaBank, N.A. (“MetaBank”), and Michael Goik (“Contractor”) (MetaBank and Contractor, each, a “Party” and, collectively, the “Parties”).
RECITALS
Whereas, MetaBank employed Contractor as an Executive Vice President and as President of the MetaBank Commercial Finance Division; and
Whereas, Contractor voluntarily resigned Contractor’s employment with MetaBank, effective on or about December 13, 2020; and
Whereas, MetaBank desires to retain Contractor’s services as provided in this Agreement and under the terms and conditions stated in this Agreement, and Contractor desires to provide such services.
Now, therefore, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the receipt of which is hereby mutually acknowledged, the Parties agree as follows:
AGREEMENT
1.Independent Contractor. In accordance with the mutual intentions of MetaBank and Contractor, this Agreement establishes between the Parties an independent contractor relationship, and all of the terms and conditions of this Agreement shall be interpreted in light of that relationship. Contractor acknowledges that Contractor is not an employee of MetaBank and that there is no intention to create by this Agreement an employer-employee relationship. Contractor acknowledges and agrees that Contractor shall not be entitled as a result of this Agreement to payments or other benefits provided under any employee benefit plans, arrangements or policies, whether written or unwritten, sponsored or maintained by the MetaBank, any affiliate of MetaBank, or any other person, including, but not limited to, pension, profit sharing or other retirement plan, health plans or policies, life insurance, disability insurance, paid vacation, sick leave or other leave, premium “overtime” pay, and the like; and the foregoing provisions of this Section 1 shall apply notwithstanding anything to the contrary contained in the terms of any employee benefit plan, policy or arrangement. Contractor further acknowledges and agrees that the foregoing provisions of this Section 1 are not premised upon the status of Contractor as an “independent contractor” under any law and that the foregoing provisions of this Section 1 shall therefore apply notwithstanding any determination by any court, governmental agency or any other person that Contractor is appropriately classified as an employee of MetaBank, any affiliate of MetaBank, or any other person.

2.Services. MetaBank shall engage Contractor, and Contractor shall provide, the following services (the “Services”) as reasonably requested by MetaBank and subject to the reasonable request and oversight of MetaBank:
•As requested by MetaBank, Contractor shall be available at reasonably scheduled times, primarily by telephone or video conference, to MetaBank’s executive employees, to discuss, undertake and accomplish a successful transition of the leadership, administration, and management of the commercial finance business of MetaBank;
•As requested by MetaBank, Contractor shall provide historical knowledge and insight regarding existing agreements in place relating to the commercial finance business of MetaBank; and
•As requested by MetaBank, Contractor shall provide clarification and historical and background information relating to the administration and operational function of the commercial finance business of MetaBank.
The scope of the Services may be amended from time to time by the mutual consent of the Parties.
3.Term. This Agreement shall commence on December 14, 2020 and shall automatically terminate twelve (12) months thereafter, unless earlier terminated by either Party pursuant to Section 4 of this Agreement.
4.Termination. Either Party may terminate this Agreement with or without cause by giving fifteen (15) days written notice to the other Party, and this Agreement shall be terminated as of the date specified in such notice. If both Parties give notice, the earlier termination date shall control. Further, either Party shall have the right to terminate this Agreement immediately upon any breach by the other Party of a material obligation in this Agreement.
5.Compensation. During the term of this Agreement, MetaBank shall pay to Contractor for the Services provided to MetaBank the amount of $40,000 per month (the “Fee”). The Fee shall constitute full payment for Contractor’s services to MetaBank from and after the Effective Date, and Contractor shall not receive any additional benefits or compensation. During the term of this Agreement, MetaBank shall pay the Fee to Contractor on or before the fifteenth (15th) day of the month following the month in which Services were provided.
6.Performance. Contractor agrees to furnish personal services as provided herein as an independent contractor using Contractor’s own tools, equipment, supplies, means and methods. The Parties acknowledge that MetaBank shall not provide Contractor with any business registrations or licenses required to perform the services hereunder. MetaBank shall not have the authority to control the manner or means of the actual work of

Contractor. Contractor shall maintain adequate safeguards to ensure Contractor acts consistently with all MetaBank policies and procedures, including, without limitation, any MetaBank policies and procedures relating to confidentiality of client or customer data and use of MetaBank property. Contractor represents and warrants that Contractor has full knowledge of, understands and will comply with all federal, state and local laws, rules and regulations related to MetaBank’s business operations and governing Contractor’s performance under this Agreement.
7.Tax Liability. Contractor agrees to accept exclusive liability for the payment of income taxes. Contractor further agrees to comply with all valid administrative regulations respecting the assumption of liability for such taxes and contributions.
8.Use of Company Name and Marks. Contractor shall use MetaBank’s names, symbols, trademarks or any other types of identification (the “Marks”), whether the same or similar as created by MetaBank, only as authorized by MetaBank and for the purpose of fulfilling the terms of this Agreement. Upon termination of this Agreement, Contractor shall immediately stop using for Contractor’s own benefit or the benefit of another person any of the Marks. Contractor acknowledges that MetaBank is the exclusive owner of and has all right, title and interest in and to the Marks, and further agrees that all use of the Marks by it shall inure exclusively to the benefit of MetaBank.
9.Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, MetaBank and its subsidiaries, affiliates, successors and assigns. Contractor expressly agrees that MetaBank may assign this Agreement in its discretion at any time and without advance notice or consent, including MetaBank’s rights and Contractor’s obligations hereunder. Contractor further agrees that Contractor may not assign this Agreement without MetaBank’s express, written consent.
10.Severability. In the event that any provision of this Agreement is later determined to be illegal, invalid or unenforceable for any reason, such provision shall be deemed severed herefrom and such severance shall not affect the legality, validity or enforceability of the other provisions hereof.
11.Governing Law and Arbitration. The terms and conditions of this Agreement are governed by the laws of the State of South Dakota. Any dispute or claim relating to or arising out of this Agreement shall be resolved by confidential, binding arbitration; provided, however, that this agreement to arbitrate shall not apply to or cover any claim for expedited injunctive or equitable relief. Any arbitration shall be conducted before a single neutral arbitrator in Sioux Falls, South Dakota, pursuant to the rules of the American Arbitration Association. The arbitrator shall permit adequate discovery and is empowered to award all remedies otherwise available in a court of competent jurisdiction. Any judgment rendered by the arbitrator may be entered by any court of competent jurisdiction. By executing this Agreement, the Parties are both waiving the right to a jury trial with respect to any such disputes. This Section does not include claims that, by law, may not be subject to mandatory arbitration. Each Party shall bear its own expenses in any arbitration convened pursuant to this Section and shall split evenly the costs of the arbitration; provided, however, that MetaBank will pay the costs of such arbitration to the extent necessary as a condition precedent to enforce this arbitration obligation.
12.Entire Agreement; Survival of Terms. This Agreement supersedes all prior agreements between the parties, including any verbal or written agreements, concerning the subject matter hereof and this Agreement constitutes the entire agreement between the parties with respect thereto. This Agreement may be modified only with a written instrument duly executed by each of the parties. No person has any authority to make any representation or promise on behalf of any of the parties not set forth herein and this Agreement has not been executed in reliance upon any representation or promise except those contained herein. Notwithstanding the foregoing, this Agreement does not supersede any provision contained in the Employment Agreement dated January 9, 2018 with Contractor which survived Contractor’s prior employment, including without limitation the provisions relating to confidentiality, nonsolicitation and noncompetition, and Contractor expressly acknowledges that such provisions remain in full force and effect.
13.Relationship of Parties. Neither Party is the partner, agent, employee or representative of the other, and nothing in this Agreement shall be construed or deemed to create a partnership, joint venture, agency or employment relationship between MetaBank and Contractor.
By signing below, the Parties acknowledge reviewing and consenting to all the terms and conditions of this Consulting Agreement.

MetaBank, N.A.	Contractor

/s/Brett Pharr	/s/ Michael Goik
Brett Pharr, Co-President & COO	Michael Goik

Date: December 15, 2020	Date: December 15, 2020